Exhibit 99.1
Omni Bio Enters New Multi-Year Research Agreement with University of Colorado Denver
Potential to Support Human Clinical Trial of Alpha-1 Antitrypsin (AAT) in Influenza
Dr. Charles A. Dinarello Co-Awarded Novartis Prize at
XIV International Congress of Immunology
Denver, CO (August 24, 2010) — Omni Bio Pharmaceutical, Inc. (“Omni Bio”), (OTCBB: OMBP) today announced that it has executed a two-year contract with the University of Colorado Denver (UCD)-Anschutz Medical Campus, in collaboration with researchers at National Jewish Health, to further evaluate the biological activity of Alpha-1 antitrypsin (AAT) and its effects on influenza. Omni Bio will pay UCD approximately $440,000 under the agreement.
Under the agreement, Dr. Leland Shapiro, principal investigator for the study at UCD, will supervise a preclinical study to support previous animal studies of AAT in influenza infection. Pending positive study results, Omni Bio may submit an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate clinical trials of AAT and its effects on influenza patients.
Dr. Shapiro stated, “In preclinical studies, AAT has demonstrated the potential inhibition of several medical disorders, including influenza. Given its broad therapeutic potential, AAT may be able to inhibit a variety of influenza infections, including seasonal, bird and swine related influenzas. While vaccines on the market and in development are primarily for prophylactic use in healthy individuals to prevent influenza infection, AAT may effectively inhibit influenza symptoms in infected patients who require immediate treatment. Omni Bio and UCD have arranged this agreement to achieve proof-of-concept and support prior animal studies in which AAT demonstrated efficacy in arresting and/or preventing influenza infection. We are hopeful that positive results from this study will enable us to file an IND with the FDA to perform a human clinical trial of AAT in patients who have contracted severe forms of influenza, such as H1N1, or bird flu.”
Dr. Charles Dinarello, Acting CEO of Omni Bio commented, “Following recent IND clearance from the FDA for a Phase I/II clinical trial of AAT in Type 1 diabetics, we are looking forward in continuing investigational work on influenza infection and treatment strategies investigated in Dr. Shapiro’s laboratory. These studies in Type 1 diabetes and influenza support Omni Bio’s objective to study the effects of AAT for multiple unmet medical needs where it has already demonstrated preclinical efficacy. Dr. Shapiro has pioneered a field of innovative alternative therapeutic uses for AAT. His findings have directly contributed to Omni Bio’s development strategy for AAT, and his prior evaluations in influenza animal models will contribute significantly to these studies.” Dr. Dinarello further added, “The earlier research from Dr. Shapiro’s laboratory together with the published studies conducted by Dr. Eli Lewis at UCD will be evaluated in Omni Bio’s previously announced clinical trial of AAT therapy in patients with newly developed Type 1 diabetes. This clinical trial is expected to commence in September 2010.”

Novartis Prize
Omni Bio is also pleased to announce that Dr. Dinarello has been co-awarded the Novartis Prize in clinical immunology at the XIV International Congress of Immunology (Congress), being held August 23rd through August 26th in Kobe, Japan. The award recognizes Dr. Dinarello’s work in the discovery, biology, and regulation of Interleukin-1 (IL-1) beta and the use of IL-1 beta antagonists to effectively treat certain inflammatory diseases. On August 25th at the Congress, Dr. Dinarello will give a master speaker presentation, “IL-1 Beta and the spectrum of auto-inflammatory diseases.” The Novartis Prize is the fourth major scientific prize awarded to Dr. Dinarello in the past 18 months.
About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (OTCBB: OMBP) is an emerging biopharmaceutical company formed to acquire, license, and develop novel therapies for medical indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued patents and patent applications licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed agents. One of the Company’s lead development programs is evaluating an FDA-approved, off-patent drug, Alpha-1 antitrypsin (“AAT”), for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.
The Company is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD. Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.
Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, most notably the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Omni Bio Pharmaceutical, Inc.
Edward C. Larkin
Chief Operating Officer
303-867-3415
The Ruth Group
Sara Pellegrino / Ashleigh Barreto (investors)
646-536-7002 / 7028
spellegrino@theruthgroup.com / abarreto@theruthgroup.com